FOR IMMEDIATE RELEASE

CatchMark Registers Strong Year-Over-Year Results for
Full-Year 2016 and Fourth Quarter; Declares Dividend

ATLANTA - February 16, 2017 - Successfully integrating recent acquisitions into operations, CatchMark Timber Trust, Inc. (NYSE: CTT) reported 18% in revenue growth, a 32% increase in GAAP net loss, and a 13% increase in Adjusted EBITDA for the 12-month period ended December 31, 2016 compared to full-year 2015.
Full-year 2016 performance highlights announced today include:

•	Increased total revenues by 18% to $81.9 million, compared to $69.1 million for full-year 2015,

•	Incurred a net loss of $11.1 million in accordance with GAAP, compared to $8.4 million for full-year 2015, an increase of 32%,

•	Increased Adjusted EBITDA by 13% to $36.5 million, compared to $32.2 million for full-year 2015,

•	Increased total harvest volumes by 21%,

•	Increased timber sales revenue by 23%, and

•	Increased quarterly dividend by 6%, compared to 2015.
During the year, CatchMark also acquired more than 81,900 acres of prime timberlands for $142.9 million, inclusive of closing costs, increasing total holdings to more than 499,600 acres, and sold 7,300 acres of timberlands for $12.5 million.
At year end, the company had borrowing capacity of $174.3 million under its credit facilities and $9.1 million in cash on hand. Under CatchMark's $30 million share repurchase program announced in August 2015, approximately 309,000 shares were repurchased during the year at an average price of $10.36.

Jerry Barag, CatchMark’s President and CEO, said: “Despite the expected GAAP net loss, we met our goals in 2016 for acquiring high quality timberlands to increase harvest volumes while at the same time achieving operational gains from increased silvicultural productivity to enhance revenues and Adjusted EBITDA. Notably, we realized pricing above South-wide averages in all pine product categories and took advantage of higher pulpwood prices in managing our harvest mix.”
Chairman of the Board Willis J. Potts, Jr., said: “Management and the board remain focused on implementing rigorous land management practices to help ensure superior harvest yields and sustainable growth for the long term. Successful execution of operations and acquisitions strategies during 2016 has set the stage for further growth in revenues and Adjusted EBITDA in 2017.”
For the fourth quarter 2016, CatchMark also registered strong gains, boosted by increased harvest volumes from properties acquired earlier in the year. Fourth quarter operating highlights included:

•	Increased revenues to $20.4 million, compared to $17.1 million in fourth quarter 2015,

•	Incurred a net loss of $4.9 million in accordance with GAAP, compared to $3.3 million in the fourth quarter 2015,

•	Increased Adjusted EBITDA to $7.2 million, compared to $6.9 million in the fourth quarter 2015,

•	Increased total harvest volumes by 17%,

•	Increased timber sales revenue by 20%,

•	Acquired 21,500 acres of timberland for $29.1 million, inclusive of closing costs,

•	Completed timberland sales of 1,000 acres for $1.8 million, and

•	Paid a dividend of $0.135 per share to stockholders of record on December 16, 2016.

Dividend Declared
CatchMark also declared a dividend of $0.135 per share for stockholders of record on February 28, 2017, which will be payable on March 16, 2017.

GAAP Results for Fourth Quarter and Full Year 2016
For the quarter ended December 31, 2016, revenues increased to $20.4 million from $17.1 million for the quarter ended December 31, 2015 primarily due to an increase in timber sales revenue of $2.9 million and an increase in timberland sales revenue of $0.3 million. Timber sales revenue increased by 20%, primarily due to an increase in harvest volume as a result of incremental harvest on properties acquired during the year. Timberland sales revenue increased due to selling more acres in 2016, but registered a lower average sales price per acre as a result of CatchMark retaining harvest rights to approximately 12,000 tons of merchantable timber on the acreage sold.

Net loss increased to $4.9 million for the quarter ended December 31, 2016 from $3.3 million for the quarter ended December 31, 2015 resulting primarily from a $1.1 million increase in interest expense due to higher average debt outstanding.

	For the Three Months Ended December 31, 2015	Changes attributable to:		For the Three Months Ended December 31, 2016
(in thousands)		Price/Mix	Volume
Timber sales (1)
Pulpwood	$6,987	$502	$1,771	$9,260
Sawtimber (2)	7,451	(1,574)	2,225	8,102
	$14,438	$(1,072)	$3,996	$17,362

(1)	Timber sales are presented on a gross basis.

(2)	Includes chip-n-saw and sawtimber.

For the year ended December 31, 2016, revenues increased to $81.9 million from $69.1 million for the year ended December 31, 2015 primarily due to an increase in timber sales revenue of $12.2 million and an increase in timberland sales revenue of $0.7 million. Timber sales revenue increased by 23%, primarily due to an increase in harvest volume as a result of incremental harvest on properties acquired during the year. Timberland sales revenue increased due to selling more acres in 2016, but registered a lower average sales price per acre as a result of CatchMark retaining harvest rights to approximately 113,000 tons of merchantable timber on the acreage sold, which had a book value of $2.6 million.

Net loss increased to $11.1 million for the year ended December 31, 2016 from $8.4 million for the year ended December 31, 2015 resulting primarily from a $3.1 million increase in interest expense due to higher average debt outstanding offset by a $0.4 million decrease in operating loss.

	For the Year Ended December 31, 2015	Changes attributable to:		For the Year Ended December 31, 2016
(in thousands)		Price/Mix	Volume
Timber sales (1)
Pulpwood	$27,860	$959	$6,150	$34,969
Sawtimber (2)	24,977	(784)	5,873	30,066
	$52,837	$175	$12,023	$65,035

(1)	Timber sales are presented on a gross basis.

(2)	Includes chip-n-saw and sawtimber.

Adjusted EBITDA
Earnings from Continuing Operations before Interest, Taxes, Depletion, and Amortization (EBITDA) is a non-GAAP measure of operating performance. EBITDA is defined by the SEC; however, we have excluded certain other expenses due to their non-cash nature, and we refer to this measure as "Adjusted EBITDA."

For the quarter ended December 31, 2016, Adjusted EBITDA was $7.2 million, a $0.3 million increase from the quarter ended December 31, 2015, primarily due to a $0.7 million increase in net timber sales and a $0.3 million increase in revenue from net timberland sales.

Our reconciliation of net income (loss) to Adjusted EBITDA for the quarters ended December 31, 2016, 2015, and 2014 follows:

(in thousands)	Q4 2016	Q4 2015	Q4 2014
Net income (loss)	$(4,941)	$(3,296)	$2,161
Add:
Depletion	8,061	7,783	4,398
Basis of timberland sold	1,137	1,133	4,029
Amortization (1)	296	187	182
Stock-based compensation expense	404	247	133
Interest expense (1)	1,885	882	653
Basis of casualty loss	361	—	—
Adjusted EBITDA	$7,203	$6,936	$11,556

(1)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

For the year ended December 31, 2016, Adjusted EBITDA was $36.5 million, a $4.3 million increase from the year ended December 31, 2015, primarily due to a $6.2 million increase in net timber sales and a $0.9 million increase in revenue from net timberland sales.

Our reconciliation of net income (loss) to Adjusted EBITDA for the years ended December 31, 2016, 2015, and 2014 follows:

(in thousands)	2016	2015	2014
Net income (loss)	$(11,070)	$(8,387)	$660
Add:
Depletion	28,897	27,091	14,788
Basis of timberland sold	9,728	8,886	5,072
Amortization (1)	1,093	765	836
Stock-based compensation expense	1,724	889	418
Interest expense (1)	5,753	2,924	1,897
Basis of casualty loss	361	—	—
Adjusted EBITDA	$36,486	$32,168	$23,671

(1)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

2017 Outlook and Guidance
For full-year 2017, CatchMark projects a GAAP net loss of between $16 million and $17 million. The company anticipates its Adjusted EBITDA to register between $37 million and $41 million, after adding back $31 million to $34 million of depletion expenses, $10 million to $12 million of land sale book basis, $3 million of stock-based compensation expense, and $10 million of interest expenses.

Barag said: “Adjusted EBITDA guidance excludes the impact from any potential acquisitions or joint ventures, which could help enhance our results. The GAAP net loss will derive from larger harvest volumes and higher debt outstanding. Earnings should be driven from the year-over-year impact of the mid-2016 Carolinas Midlands transaction and continued gradual improvement in the nation’s housing market, which should increase demand for sawlogs. The pricing outlook remains somewhat restrained, but we anticipate achieving pricing above South-wide averages, because of our favorable locations and mill market advantages.”

He added that “CatchMark should continue to move closer towards our 50/50 target mix during the year, achieving a 40% to 45% harvest volume from sawlogs, principally in the smaller chip-n-saw category. Harvest volumes are forecast in the range of 2.3 million to 2.5 million tons and we will target land sales of $14 million to $16 million, which is consistent with our past targets of 1% to 2% of fee acreage.”

Conference Call/Webcast
CatchMark will host a conference call and live webcast at 10 a.m. ET on Friday, February 17, 2017 to discuss these results. Investors may listen to the conference call by dialing 1-888-347-1165 for U.S/Canada and 1-412-902-4276 for international callers. Participants should ask to be joined into the CatchMark call. Access to the live webcast will be available at www.catchmark.com. A replay of this webcast will be archived on the company's website shortly after the call.

About CatchMark
CatchMark Timber Trust, Inc. (NYSE: CTT) is a self-administered and self-managed, publicly-traded REIT that strives to deliver superior risk-adjusted returns for all stakeholders through disciplined acquisitions, sustainable harvests, and well-timed sales. Headquartered in Atlanta and focused exclusively on timberland ownership, CatchMark began operations in 2007 and owns interests in approximately 499,600 acres* of timberland located in Alabama, Florida, Georgia, Louisiana, North

Carolina, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com. From time to time, CatchMark releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts regarding new postings. Enrollment information is found in the “Investors Relations” section of www.catchmark.com.
* As of December 31, 2016.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include that we have set the stage for further growth in revenues and Adjusted EBITDA in 2017, the impact from potential acquisitions or joint ventures on future results, the impact of higher harvest volumes, changes in product mix and higher interest expense on depletion expense and net loss, the impact of recent acquisitions, and the impact of improvements in housing market demand. Factors that could cause or contribute to such differences include, but are not limited to: (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iii) the cyclical nature of the real estate market generally, including fluctuations in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able to access external sources of capital at attractive rates or at all; (viii) potential increases in interest rates could have a negative impact on our business; (ix) our share repurchase program may not be successful in improving stockholder value over the long-term; and (x) the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, under the heading “Risk Factors” and our other filings with Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.

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Contacts
Investors:    Media:
Brian Davis    Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794    (203) 268-0158
info@catchmark.com    marybeth@millerryanllc.com

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except for per-share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues:
Timber sales	$17,362	$14,438	$65,035	$52,837
Timberland sales	1,807	1,525	12,515	11,845
Other revenues	1,229	1,112	4,305	4,440
	20,398	17,075	81,855	69,122
Expenses:
Contract logging and hauling costs	7,316	5,093	25,918	19,911
Depletion	8,061	7,783	28,897	27,091
Cost of timberland sales	1,280	1,251	10,405	9,747
Forestry management expenses	1,852	1,242	6,092	4,495
General and administrative expenses	2,725	2,451	9,309	7,667
Land rent expense	170	203	625	736
Other operating expenses	1,805	1,310	5,017	4,295
	23,209	19,333	86,263	73,942
Operating loss	(2,811)	(2,258)	(4,408)	(4,820)

Other income (expense):
Interest income	9	3	44	6
Interest expense	(2,139)	(1,041)	(6,706)	(3,573)
	(2,130)	(1,038)	(6,662)	(3,567)
Net loss	$(4,941)	$(3,296)	$(11,070)	$(8,387)

Weighted-average shares outstanding - basic and diluted	38,810	38,888	38,830	39,348

Net loss per-share - basic and diluted	$(0.13)	$(0.08)	$(0.29)	$(0.21)

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except for per-share amounts)

	December 31, 2016 (Unaudited)	December 31, 2015
Assets:
Cash and cash equivalents	$9,108	$8,025
Accounts receivable	3,882	2,562
Prepaid expenses and other assets	4,815	3,277
Deferred financing costs	313	354
Timber assets (Note 3):
Timber and timberlands, net	691,687	584,854
Intangible lease assets, less accumulated amortization of $938 and $934 as of December 31, 2016 and 2015, respectively	19	23
Total assets	$709,824	$599,095

Liabilities:
Accounts payable and accrued expenses	$4,393	$3,307
Other liabilities	3,610	3,703
Note payable and line of credit, less net deferred financing costs (Note 4)	320,751	181,047
Total liabilities	328,754	188,057

Commitments and Contingencies (Note 6)	—	—

Stockholders’ Equity:
Class A common stock, $0.01 par value; 900,000 and 900,000 shares authorized; 38,797 and 38,975 shares issued and outstanding as of December 31, 2016 and 2015, respectively	388	390
Additional paid-in capital	605,728	607,409
Accumulated deficit and distributions	(226,793)	(195,341)
Accumulated other comprehensive income (loss)	1,747	(1,420)
Total stockholders’ equity	381,070	411,038
Total liabilities and stockholders’ equity	$709,824	$599,095

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Cash Flows from Operating Activities:
Net loss	$(4,941)	$(3,296)	$(11,070)	$(8,387)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion	8,061	7,783	28,897	27,091
Basis of timberland sold	1,137	1,133	9,728	8,886
Stock-based compensation expense	404	247	1,724	889
Noncash interest expense	255	158	954	648
Other amortization	42	29	139	117
Basis of casualty loss	361	—	361	—
Changes in assets and liabilities:
Accounts receivable	35	(357)	(1,201)	(1,764)
Prepaid expenses and other assets	(285)	(210)	(224)	187
Accounts payable and accrued expenses	(477)	(30)	1,141	985
Other liabilities	(990)	(718)	400	(158)
Net cash provided by operating activities	3,602	4,739	30,849	28,494

Cash Flows from Investing Activities:
Timberland acquisitions	(28,282)	(47,252)	(141,570)	(75,793)
Capital expenditures (excluding timberland acquisitions)	(888)	(1,042)	(3,195)	(2,668)
Net cash used in investing activities	(29,170)	(48,294)	(144,765)	(78,461)

Cash Flows from Financing Activities:
Proceeds from note payable	27,500	47,000	143,500	67,500
Repayments of note payable	(913)	—	(2,846)	(498)
Financing costs paid	(170)	(529)	(1,866)	(781)
Dividends paid to common stockholders	(5,192)	(4,847)	(20,382)	(19,590)
Repurchases of common shares	(369)	(1,416)	(3,407)	(6,004)
Net cash provided by financing activities	20,856	40,208	114,999	40,627
Net (decrease) increase in cash and cash equivalents	(4,712)	(3,347)	1,083	(9,340)
Cash and cash equivalents, beginning of period	13,820	11,372	8,025	17,365
Cash and cash equivalents, end of period	$9,108	$8,025	$9,108	$8,025

SELECTED DATA

	2016					2015
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Timber Sales Volume ('000 tons)
Pulpwood	336	297	363	364	1,360	262	292	289	288	1,131
Sawtimber	261	183	191	232	867	175	157	156	221	709
Total	597	480	554	596	2,227	437	449	445	509	1,840

Delivered % as of total volume	60%	66%	64%	66%	64%	65%	59%	61%	57%	60%
Stumpage % as of total volume	40%	34%	36%	34%	36%	35%	41%	39%	43%	40%

Net timber sales price ($ per ton) (1)
Pulpwood	$14	$14	$13	$13	$14	$13	$13	$13	$13	$13
Sawtimber	$24	$24	$24	$24	$24	$26	$26	$25	$25	$26

Timberland Sales
Gross Sales ('000)	$8,666	$843	$1,199	$1,807	$12,515	$6,174	$591	$3,555	$1,525	$11,845
Acres Sold	4,982	500	794	1,010	7,286	3,400	258	1,953	796	6,407
Price per acre (2)	$1,739	$1,687	$1,510	$1,789	$1,718	$1,816	$2,291	$1,820	$1,914	$1,849

Timberland Acquisitions, exclusive of transaction costs
Gross Acquisitions ('000)	$12,170	$100,579	$—	$28,264	$141,013	$14,533	$12,771	$550	$45,451	$73,305
Acres Acquired	8,738	51,684	—	21,516	81,938	7,668	9,686	290	25,261	42,905
Price per acre ($/acre)	$1,393	$1,946	$—	$1,314	$1,721	$1,895	$1,318	$1,898	$1,799	$1,709

Period End Acres ('000)
Fee	405	456	455	468	468	369	379	377	401	401
Lease	24	24	24	32	32	29	28	28	24	24
Total	429	480	479	500	500	398	407	405	425	425

(1) Net timber sales represents Timber Sales revenue net of Contract Logging and Hauling costs from the Consolidated Statement of Operations.

(2) In 2016, we retained timber harvest rights to around 113,000 tons of merchantable timber on the acreage sold with book basis of $2.6 million.